UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2011

ANCESTRY.COM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34518	26-1235962
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2011, Ancestry.com Inc. (the “Company”) increased its number of directors to eight and elected Michael Schroepfer to fill the vacancy the increase created. The class of directors to which Mr. Schroepfer was elected (Class II) serves for a term ending at the Company’s annual meeting in 2011. Mr. Schroepfer was also appointed a member of the Company’s Compensation Committee

Mr. Schroepfer is currently Vice President of Engineering at Facebook, Inc. Prior to joining Facebook, Mr. Schroepfer was the Vice President of Engineering at Mozilla Corporation. He was also an engineer at Sun Microsytems, Inc. following that company’s acquisition of his firm, CenterRun. Mr. Schroepfer holds a bachelor’s degree and a master’s degree in computer science from Stanford University.

For his service as a director, Mr. Schroepfer will receive an annual fee of $30,000 and an annual fee of $4,000 for his service on the Compensation Committee. All of the Company’s directors also receive reimbursement of expenses incurred in connection with participation in Board of Directors and committee meetings.

Mr. Schroepfer will receive a grant of 15,000 restricted stock units entitling him on vesting to an equal number of shares of Company common stock and an option to purchase 15,000 shares at an exercise price equal to the fair market value of Company common stock on the date of grant. The equity will be issued on the day the Company’s current blackout period expires. Both of the grants will vest in equal amounts over a four-year period on the anniversary of the date of Mr. Schroepfer’s election.

On January 20, 2011, the Company issued a press release related to the election of Mr. Schroepfer. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit	Description

	99.1	Ancestry.com Inc. Press Release dated January 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM INC.
(Registrant)

Date: January 20, 2011

By:  /s/ William C. Stern
William C. Stern
General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Ancestry.com Inc. Press Release dated January 20, 2011